Exhibit 99.1

HILLMAN AGREES TO ACQUIRE H. PAULIN & CO., LIMITED

Cincinnati/Toronto, December 18, 2012 - The Hillman Companies Inc. (Amex: HLM.Pr) (“Hillman”) and H. Paulin & Co., Limited (TSX: PAP.A) (“Paulin”) are pleased to announce that they have entered into a definitive agreement (the “Arrangement Agreement”) which provides for the acquisition by Hillman, pursuant to a plan of arrangement under the Business Corporations Act (Ontario) (the “Arrangement”), of all the issued and outstanding Class A common shares (the “Shares”) of Paulin for C$27.60 per share (the “Consideration”). The purchase price, payable in cash, represents a total enterprise value of approximately C$103 million.

The Consideration represents a premium of approximately 116% to the 20-day volume weighted average price of the Shares on the TSX as of December 17, 2012. The closing price of the Shares on the TSX on December 17, 2012 was $13.20.

Upon closing, Richard Paulin, President of Paulin, will continue as President of H. Paulin, a division of Hillman Canada. Mr. Paulin will work with the existing management teams of Paulin and Hillman to integrate the combined Canadian operations.

Max W. (“Mick”) Hillman, Jr., Chief Executive Officer of Hillman, said “We began our operations in Canada in 2002, when we opened our Mississauga facility. We have greatly admired the strong distribution system, high quality products, and excellent customer relationships that Paulin has developed. Under Richard’s leadership, we look forward to implementing the best practices of Paulin and Hillman to better serve customers and to grow the combined operations throughout Canada.”

“We are excited to become an integral part of the Hillman organization,” said Mr. Paulin. “This acquisition joins two great and complementary industry leaders with over 140 years of combined fastener knowledge and innovation that will allow us to take our customer service to new heights.”

The transaction is expected to close in the first quarter of 2013, subject to certain customary conditions, including a material adverse change at either Paulin or Hillman, and regulatory approvals, including court approval, and approval of the “majority of the minority” of shareholders. Paulin’s controlling shareholders have agreed to support the transaction.

Transaction Details

Paulin’s Board of Directors, after consultation with its advisors, and on the recommendation of the Special Committee of Paulin’s Board of Directors, has determined that the Consideration is fair to Paulin’s shareholders and that the Arrangement is in the best interests of Paulin and recommends that shareholders vote in favour of the Arrangement. The Special Committee consists solely of directors who are independent of management and the controlling shareholders.

Ernst & Young LLP has provided a fairness opinion to the Special Committee and the Board of Directors of Paulin that the Consideration is fair, from a financial point of view, to shareholders of Paulin. Ernst & Young LLP’s fairness opinion will be included in the Information Circular (as defined below).

The Arrangement Agreement provides for, among other things, a non-solicitation covenant on the part of Paulin, the right in favour of Hillman to match any superior proposal and the termination fee of $4,139,760 payable to Hillman in certain circumstances including if Paulin accepts a superior proposal.

The terms and conditions of the Arrangement will be summarized in Paulin’s management information and proxy circular (the “Information Circular”), which will be filed and mailed to Paulin’s shareholders in January 2013.

The Arrangement Agreement will be available on SEDAR at www.sedar.com.

Advisors and Legal Counsel

Barclays is acting as financial advisor to Hillman in connection with the transaction and is providing committed debt financing. Stikeman Elliot LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP are acting as legal counsel to Hillman. Goodmans LLP is acting as legal counsel to Paulin. Ernst & Young LLP is acting as financial advisor and McCarthy Tétrault LLP is acting as legal counsel to the Special Committee of the Board of Directors of Paulin.

About Paulin

Headquartered in Toronto, Canada, Paulin was founded in 1920 and is a leading Canadian distributor and manufacturer of fasteners, fluid system products, automotive parts and retail hardware components. Paulin’s distribution facilities are located across Canada in Vancouver, Edmonton, Winnipeg, Toronto, Montreal and Moncton, as well as in Flint, Michigan and Cleveland, Ohio. Paulin’s four manufacturing facilities are located in Ontario, Canada. The Company’s customers include retail hardware, industrial and automotive (both Original Equipment Manufacturers and aftermarket). Annual revenues of Paulin for 2011 were approximately C$139 million.

For more information on Paulin visit www.hpaulin.com or call Investor Relations at (416) 694-3360, ext. 135.

About Hillman

Founded in 1964 and headquartered in Cincinnati, Ohio, Hillman is a leading value-added distributor of approximately 80,000 SKUs, consisting of fasteners, key duplication systems, engraved tags and related hardware items to over 20,000 retail customers in the U.S., Canada, Mexico, South America and Australia, including home improvement centers, mass merchants, national and regional hardware stores, pet supply stores and other retailers. Hillman provides a comprehensive solution to its retail customers for managing SKU intensive, complex home improvement categories. Hillman also offers its customers additional services, such as inventory management and in-store merchandising services.

In May 2010, Oak Hill Capital Partners and Hillman’s management team formed a partnership to acquire Hillman. Oak Hill Capital Partners is a private equity firm with more than $8 billion of committed capital from leading entrepreneurs, endowments, foundations, corporations, pension funds and global financial institutions. For more information about Oak Hill Capital Partners, visit www.oakhillcapital.com.

For more information on Hillman, please visit http://hillmangroup.com or call Investor Relations at (513) 851-4900, ext. 2084.